EXHIBIT 99.1

NEWS RELEASE

For Immediate Release on December 17, 2009	Contact: Patrick J. Lawlor
(925) 328-4656	Vice President Finance/Chief Financial Officer

Giga-tronics Receives Three Orders Valued At $5.1 Million for High Performance YIG Tuned Filter Products

SAN RAMON , Calif. — December 17, 2009 — Giga-tronics Incorporated (Nasdaq: GIGA) announced today that it has received three orders valued at $5.1 million for microwave components from a major aircraft manufacturer.  The award for high performance specialty filters based upon the Company’s fast switching YIG technology, will be fulfilled by Giga-tronics’ Microsource component subsidiary located in Santa Rosa, California.  John Regazzi, CEO of Giga-tronics stated, “These orders are particularly significant not only because they represent continued confidence in us as a valued supplier on their current program, they also mark the beginning of our support on a second major aircraft platform with potential for large ongoing future business.”  One order valued at $1.8 million will be delivered by the end of our fiscal year, in March 2010.

Founded in 1980, Giga-tronics Incorporated is a publicly held company, traded on the NASDAQ Capital Market under the symbol “GIGA”.  Giga-tronics is a leading engineering and design manufacturer of best-in-class RF and microwave signal generators, power amplifiers, power meters, and USB power sensors and broadband switching matrices.  Research and Development production and calibration managers, scientists, engineers and technicians around the world use Giga-tronics test equipment and realize higher productivity and greater ease of use in many applications:  ATE systems, aerospace and defense telecommunications and general component test.  Please visit our website at www.gigatronics.com.

This press release contains forward-looking statements concerning orders and shipments.  Actual results may differ significantly due to risks and uncertainties, such as future orders, cancellations or deferrals, disputes over performance and the ability to collect receivables.  For further discussion, see Giga-tronics’ annual report on Form 10-K for the fiscal year ended March 28, 2009 Part I, under the heading “Risk Factors” and Part II, under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.